Exhibit 99.1

COMBINATION OF PARTHUS AND CEVA TO CLOSE ON 1 NOVEMBER 2002

Dublin, Ireland and Santa Clara, Calif. – 31 October 2002—Parthus Technologies plc (“Parthus”) (LSE: PRH, NASDAQ: PRTH), DSP Group, Inc. (“DSPG”) (NASDAQ: DSPG) and Ceva, Inc (“Ceva”) jointly announce that the proposed combination of Parthus and Ceva is expected to close on 1 November 2002.

The ordinary shares and ADSs of Parthus will cease trading today at the close of business on the London Stock Exchange and NASDAQ, respectively. The record time for holders of Parthus ordinary shares and ADSs entitled to participate in the planned capital repayment and to receive shares of ParthusCeva will be the close of business on the London Stock Exchange and NASDAQ, respectively, today.

The record time for stockholders of DSPG entitled to receive shares of ParthusCeva will be the close of business on NASDAQ today.

The parties expect that the common stock of the combined company, to be called ParthusCeva, Inc., will begin trading on 1 November, 2002 at 9:30 a.m., New York time (2:30 p.m., London time), on NASDAQ under the symbol “PCVA” and simultaneously on the London Stock Exchange under the symbol “PCV”. The CUSIP number for the ParthusCeva common stock is 70212E106 and the ISIN number is 70212E1064.

Enquiries:

Parthus Technologies plc	Tel: +353 1 402 5700
Elaine Coughlan
Barry Nolan

DSP Group, Inc.	Tel: +1 408 986 4423
Yaniv Arieli

Financial Dynamics	Tel. +44 20 7831 3113
James Melville-Ross/Ben Way

The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

This announcement does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for any shares in DSPG, Ceva or Parthus nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by DSPG, Ceva or Parthus as to the accuracy or completeness of the information or the opinions contained in this announcement and no liability is accepted for any such information or opinions.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN